Exhibit 99.1

[BioMed Realty Trust, Inc. Logo]

CONTACT:	Rick Howe
Senior Director, Corporate Communications
858.207.5859
richard.howe@biomedrealty.com

BIOMED REALTY TRUST REPORTS FOURTH QUARTER AND FULL-YEAR 2013 FINANCIAL RESULTS

Fourth Quarter Leasing Volume of 441,800 SF; Same Property Cash NOI Up 6.6% Year-over-Year

SAN DIEGO, Calif. – February 5, 2014 – BioMed Realty Trust, Inc. (NYSE: BMR), the leading real estate company focusing on life sciences, today announced financial results for the fourth quarter and full-year ended December 31, 2013.

Fourth Quarter 2013 Highlights

•

Executed 34 leasing transactions during the quarter representing approximately 441,800 square feet, contributing to an operating portfolio leased percentage on a weighted-average basis of approximately 91.4% at quarter end, and comprised of:

•	27 new leases totaling approximately 352,500 square feet, highlighted by:

•	a new pre-lease with The Broad Institute, Inc. for approximately 99,500 square feet at 320 Charles Street in Cambridge, Massachusetts;

•	a new lease with Moderna Therapeutics, Inc. for approximately 44,000 square feet at 320 Bent Street in Cambridge, Massachusetts; and

•	a new lease with Asterias Biotherapeutics, Inc. for 44,000 square feet at Dumbarton Circle in Fremont, California.

•	Seven lease renewals totaling approximately 89,300 square feet.

•	Approximately 186,700 square feet of positive net absorption during the fourth quarter.

•	Same property net operating income on a cash basis for the fourth quarter increased 6.6% as compared to the same period in 2012.

•

Core funds from operations (CFFO) was $0.34 per diluted share. Funds from operations (FFO) calculated in accordance with standards established by NAREIT was also $0.34 per diluted share. Adjusted funds from operations (AFFO) for the quarter was $0.31 per diluted share.

•

Generated total revenues for the fourth quarter of approximately $158.0 million, up from approximately $138.8 million in the fourth quarter of 2012. Rental revenues for the quarter increased to approximately $118.0 million from approximately $104.0 million in the same period in 2012 and were the highest in the company’s and the industry’s history.

•	Acquired additional development potential of 300,000 square feet and 274,000 square feet of pre-development, which includes the Chesterfield property in Durham, North Carolina.

•	Reported net income available to common stockholders for the quarter of approximately $10.3 million, or $0.05 per diluted share.

“Our fourth quarter operating and financial results capped an extraordinary 2013 for BioMed Realty,” said Alan D. Gold, Chairman and Chief Executive Officer of BioMed Realty. “With strong leasing during the quarter coming from our largest markets on both coasts, we continue to reap the benefits of building lasting relationships with the key life science industry participants, who have proven their ability, time and again, to raise capital and push innovation. We succeeded in 2013 by doing what we said we would, namely being true to our proven business model, leveraging our tested experience and unmatched expertise throughout our organization to drive value and returns for our stockholders. We enter 2014 with the same commitment to those principles which have built BioMed Realty into the fastest growing and, more importantly, highest-quality life science real estate portfolio and organization.”

2013 Highlights

During the full year 2013, the company:

•	Executed 120 leasing transactions representing approximately 2.3 million square feet, the highest gross leasing volume in the company’s history, including:

•	75 new leases totaling approximately 1.4 million square feet.

•	45 leases amended to extend their terms totaling approximately 839,000 square feet.

•

Including leasing activity in the fourth quarter of 2012, the company executed approximately 2.9 million square feet of gross leasing transactions, representing approximately 193% of its previously disclosed five-quarter goal of 1.5 million square feet.

•

Acquired Wexford Science & Technology, LLC, owner and developer of institutional quality life science real estate for academic and medical research organizations, including an operating portfolio of approximately 1.6 million rentable square feet, which was 86% leased at the merger announcement and 90.5% leased at year-end, and 935,000 square feet of rentable square feet that was under construction and collectively 68% pre-leased at merger announcement, of which approximately 660,000 rentable square feet was placed into service in December 2013.

•

Acquired properties comprising approximately 2.9 million square feet, for a total investment of approximately $856.0 million, including the properties of Wexford Science & Technology, increasing the company’s gross assets year-over-year by 24.3% to $6.8 billion at year-end.

•

Increased CFFO for the year by 13.7% to $1.49 per diluted share compared to $1.31 per diluted share in 2012. FFO, calculated in accordance with standards established by NAREIT, was $1.47 per diluted share.

•	Increased AFFO to $1.42 per diluted share for the year, as compared to $1.29 per diluted share in 2012, an increase of 10.1% per diluted share.

•	Completed two follow-on public offerings of common stock in February and April, raising approximately $641.1 million in aggregate net proceeds.

•

Amended and restated the company’s senior unsecured credit facility to increase the revolving capacity under the credit facility to $900 million, add a $350 million term loan, reduce the fully-drawn borrowing cost by 35 basis points and extend the maturity date to 2018.

•	Redeemed all 7,920,000 outstanding shares of its 7.375% Series A Cumulative Redeemable Preferred Stock for approximately $198.0 million.

•	Increased total revenues 23.0% to $637.3 million from $518.2 million in 2012 and rental revenues 13.6% to $446.0 million from $392.6 million in 2012.

•	Reported net income available to common stockholders of $37.7 million, or $0.20 per diluted share.

•	Continued to enhance the breadth and depth of the company’s organization with the following additions and promotions:

•	Appointed Daniel M. Bradbury, former Chief Executive Officer of Amylin Pharmaceuticals, to the Board of Directors;

•	Appointed Dr. William R. Brody, President of the Salk Institute for Biological Studies, to the Board of Directors;

•	James R. Berens joined as President of Wexford;

•	Daniel C. Cramer joined as Senior Vice President, Development of Wexford;

•	Sandy N. Weeks joined as Senior Vice President and General Counsel of Wexford;

•	Denis J. Sullivan, Jr. was promoted to Vice President, Acquisitions; and

•	James W. Cullinan joined as Vice President, Marketing.

“Our organization with more than 230 seasoned professionals throughout our full-service real estate teams generated unparalleled success in building and expanding lasting relationships with tenants across all of our markets, including 34 new tenant relationships in 2013,” said Kent Griffin, BioMed Realty’s President and Chief Operating Officer. “In 2013, we generated the largest total leasing volume in our history, completed our largest portfolio addition with Wexford, and our largest new development and single lease transaction with Regeneron Pharmaceutical’s build-to-suit project at The Landmark at Eastview. Our tremendous 2013 results augment our proven track record of success as the leading real estate company focusing on life sciences.”

FFO, CFFO and AFFO are supplemental non-GAAP financial measures used in the real estate industry to measure and compare the operating performance of real estate companies. A complete reconciliation containing adjustments from GAAP net income available to common stockholders to FFO, CFFO and AFFO and definitions of terms are included at the end of this release.

Portfolio Update

During the quarter ended December 31, 2013, the company executed 34 leasing transactions, representing approximately 441,800 square feet, comprising 27 new leases totaling approximately 352,500 square feet and seven lease renewals totaling approximately 89,300 square feet.

During 2013, the company executed a total of 120 leasing transactions representing approximately 2.3 million square feet, the highest annual total gross leasing volume in the company’s history, including 75 new leases totaling approximately 1.4 million square feet. Including leasing activity in the fourth quarter of 2012, the company executed approximately 2.9 million square feet of gross leasing transactions, representing approximately 193% of its original five-quarter goal of 1.5 million square feet.

Fourth quarter same property net operating income on a cash basis increased 6.6% year-over-year, primarily as a result of sustained leasing success and contractual rent escalations.

For the full year 2013, the company acquired properties for a total estimated investment of approximately $856.0 million, comprising approximately 2.9 million rentable square feet, which were 83.5% leased at acquisition on a weighted-average basis, 935,000 rentable square feet under construction and land that can support an estimated 874,000 square feet of additional development.

During 2013, the company disposed of two properties totaling 49,250 square feet, for which it received gross proceeds of approximately $8.0 million and recognized an aggregate gain on sale of approximately $230,000.

The total operating portfolio was approximately 91.4% leased on a weighted-average basis as of December 31, 2013. At December 31, 2013, the company’s total portfolio comprised approximately 16.3 million rentable square feet, with land supporting an additional 4.9 million square feet of development potential.

Fourth Quarter 2013 Financial Results

Total revenues for the fourth quarter were approximately $158.0 million, compared to approximately $138.8 million for the same period in 2012, an increase of 13.9%. Rental revenues for the fourth quarter were approximately $118.0 million, compared to approximately $104.0 million for the same period in 2012, an increase of 13.5%, and the highest in the company’s history.

CFFO for the fourth quarter was $0.34 per diluted share and FFO per share, calculated in accordance with standards established by NAREIT, was also $0.34 per diluted share for the quarter. AFFO for the quarter was $0.31 per diluted share. The company reported net income available to common stockholders for the quarter of approximately $10.3 million, or $0.05 per diluted share.

Financing Activity

During 2013, the company completed the following financing activities:

•	In March 2013, redeemed all 7,920,000 outstanding shares of its 7.375% Series A Cumulative Redeemable Preferred Stock for approximately $198.0 million.

•	Issued equity totaling approximately $810.1 million through the following transactions:

•

In February 2013, raised net proceeds of $287.0 million through the follow-on public offering of 14,605,000 shares of common stock and in April 2013, raised net proceeds of $354.1 million through the follow-on public offering of 17,250,000 shares of common stock;

•	In May 2013, issued 5,548,158 shares of common stock valued at approximately $125 million as part of the purchase price paid to the seller of Wexford Science and Technology; and

•

In June 2013, issued 2,034,211 operating units in BioMed Realty, L.P. valued at approximately $44.0 million as part of the purchase price paid to the seller of 320 Charles Street in Cambridge, Massachusetts.

•

In September 2013, amended and restated the company’s senior unsecured credit facility to increase the revolving capacity under the credit facility to $900 million, add a $350 million term loan, reduce the fully-drawn borrowing cost by 35 basis points and extend the maturity date to March 24, 2018. At quarter end, the company had $772.0 million available under the $900 million revolver.

Commenting on the financial results in 2013, Greg Lubushkin, Chief Financial Officer of BioMed Realty, remarked, “In 2013, we grew our assets by 24%, funded primarily with permanent equity capital as we continue to focus on maintaining a strong, flexible balance sheet, best-in-class credit profile, and ample liquidity. This pro-active management of our balance sheet throughout the year – equity issuances aggregating over $800 million, the expansion of our unsecured revolving loan facility by $150 million while reducing the fully-drawn borrowing cost, and retiring all of our Series A preferred stock – helped us earn a positive outlook on our investment grade corporate credit rating from Standard and Poor’s, produced the best liquidity position in the company’s history by a wide margin, and helps ensure that we are properly capitalized for the long-term.”

Quarterly and Annual Distributions

BioMed Realty Trust’s board of directors previously declared a fourth quarter 2013 dividend of $0.25 per share of common stock, which represents a 6.4% increase over the company’s third quarter 2013 dividend of $0.235 per share and is equivalent to an annualized dividend of $1.00 per common share. For the full year 2013, the company declared dividends totaling $0.955 per common share, representing an 8.5% increase over common stock dividends declared in 2012.

Earnings Guidance

The company’s 2014 guidance for net income per diluted share and FFO per diluted share remain unchanged and are set forth and reconciled below. Projected net income per diluted share and FFO per diluted share are based upon estimated, weighted-average diluted common shares outstanding of approximately 208.5 million.

2014
(Low - High)
Projected net income per diluted share available to common stockholders	$0.14 - $0.24
Add:
Real estate depreciation and amortization	$1.26
Noncontrolling interests in operating partnership	($0.00)
Less:
Net effect of assumed conversion of exchangeable senior notes due 2030	($0.03)
Projected FFO per diluted share	$1.37 - $1.47

The company continues to target new investment opportunities, including acquisitions and new development projects; however, the company’s 2014 FFO estimate does not reflect the impact of any future new investments (acquisitions or development) or related financing activity, as the FFO impact of such investments may vary significantly based on the nature of these investments, timing and other factors.

The foregoing estimates are forward-looking and reflect management’s view of current and future market conditions, including certain assumptions with respect to leasing activity, rental rates, occupancy levels, interest rates, financings, acquisitions, development and redevelopment and the amount and timing of acquisitions, development and redevelopment activities. The company’s actual results may differ materially from these estimates.

Supplemental Information

Supplemental operating and financial data are available in the Investor Relations section of the company’s website at www.biomedrealty.com.

Teleconference and Webcast

BioMed Realty will conduct a conference call and webcast at 10:00 a.m. Pacific Time (1:00 p.m. Eastern Time) on Thursday, February 6, 2014 to discuss the company’s financial results and operations for the quarter. The call will be open to all interested investors either through a live audio web cast at the Investor Relations section of the company’s web site at www.biomedrealty.com and at www.earnings.com, which will include an online slide presentation to accompany the call, or live by calling (800) 708-4539 (domestic) or (847) 619-6396 (international) with call ID number 36559938. The complete webcast will be archived for 30 days on both web sites. A telephone playback of the conference call will also be available from 1:00 p.m. Pacific Time on Thursday, February 6, 2014 until midnight Pacific Time on Tuesday, February 11, 2014 by calling (888) 843-7419 (domestic) or (630) 652-3042 (international) and using access code 36559938#.

About BioMed Realty Trust

BioMed Realty, with its trusted expertise and valuable relationships, delivers optimal real estate solutions for biotechnology and pharmaceutical companies, scientific research institutions, government agencies and other entities involved in the life science industry. BioMed Realty owns or has interests in properties comprising approximately 16.3 million rentable square feet. Additional information is available at www.biomedrealty.com. Follow us on Twitter @biomedrealty.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, without limitation: general risks affecting the real estate industry (including, without limitation, the inability to enter into or renew leases, dependence on tenants’ financial condition, and competition from other developers, owners and operators of real estate); adverse economic or real estate developments in the life science industry or the company’s target markets; risks associated with the availability and terms of financing, the use of debt to fund acquisitions, developments and other investments, and the ability to refinance indebtedness as it comes due; failure to maintain the company’s investment grade credit ratings with the ratings agencies; failure to manage effectively the company’s growth and expansion into new markets, or to complete or integrate acquisitions and developments successfully; reductions in asset valuations and related impairment charges; risks and uncertainties affecting property development and construction; risks associated with tax credits, grants and other subsidies to fund development activities; risks associated with downturns in foreign, domestic and local economies, changes in interest rates and foreign currency exchange rates, and volatility in the securities markets; ownership of properties outside of the United States that subject the company to different and potentially greater risks than those associated with the company’s domestic operations; risks associated with the company’s investments in loans, including borrower defaults and potential principal losses; potential liability for uninsured losses and environmental contamination; risks associated with the company’s potential failure to qualify as a REIT under the Internal Revenue Code of 1986, as amended, and possible adverse changes in tax and environmental laws; and risks associated with the company’s dependence on key personnel whose continued service is not guaranteed. For a further list and description of such risks and uncertainties, see the reports filed by the company with the Securities and Exchange Commission, including the company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q. The company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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(Financial Tables Follow)

BIOMED REALTY TRUST, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	December 31, 2013	December 31, 2012
ASSETS
Investments in real estate, net	$5,217,902	$4,319,716
Investments in unconsolidated partnerships	32,137	32,367
Cash and cash equivalents	34,706	19,976
Accounts receivable, net	8,421	4,507
Accrued straight-line rents, net	173,779	152,096
Deferred leasing costs, net	198,067	172,363
Other assets	307,589	133,454

Total assets	$5,972,601	$4,834,479

LIABILITIES AND EQUITY
Mortgage notes payable, net	$709,324	$571,652
Exchangeable senior notes	180,000	180,000
Unsecured senior notes, net	895,083	894,177
Unsecured senior term loan	758,786	405,456
Unsecured line of credit	128,000	118,000
Accounts payable, accrued expenses and other liabilities	314,383	180,653

Total liabilities	2,985,576	2,349,938
Equity:
Stockholders’ equity:
Preferred stock, $.01 par value, 15,000,000 shares authorized: 7.375% Series A cumulative redeemable preferred stock, no shares issued and outstanding at December 31, 2013; and 7,920,000 shares issued and outstanding at December 31, 2012, $198,000 liquidation preference ($25.00 per share)	—	191,469
Common stock, $.01 par value, 250,000,000 shares authorized, 192,115,002 shares issued and outstanding at December 31, 2013; and 200,000,000 shares authorized, 154,327,818 shares issued and outstanding at December 31, 2012	1,921	1,543
Additional paid-in capital	3,554,558	2,781,849
Accumulated other comprehensive loss, net	(32,923)	(54,725)
Dividends in excess of earnings	(583,569)	(443,280)

Total stockholders’ equity	2,939,987	2,476,856
Noncontrolling interests	47,038	7,685

Total equity	2,987,025	2,484,541

Total liabilities and equity	$5,972,601	$4,834,479

BIOMED REALTY TRUST, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share data)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
	(Unaudited)	(Unaudited)
Revenues:
Rental	$118,048	$103,978	$445,980	$392,628
Tenant recoveries	37,597	31,638	141,634	120,793
Other revenue	2,348	3,155	49,700	4,746

Total revenues	157,993	138,771	637,314	518,167

Expenses:
Rental operations	49,891	39,502	184,073	152,219
Depreciation and amortization	58,781	52,963	245,000	196,844
General and administrative	11,817	10,608	44,175	38,025
Acquisition-related expenses	19	22	5,282	13,077

Total expenses	120,508	103,095	478,530	400,165

Income from operations	37,485	35,676	158,784	118,002
Equity in net loss of unconsolidated partnerships	(208)	(379)	(905)	(1,389)
Interest expense, net	(27,837)	(26,745)	(107,727)	(99,608)
Other income / (expense)	1,136	(292)	(2,943)	(872)

Income from continuing operations	10,576	8,260	47,209	16,133
Loss from discontinued operations	—	—	—	(4,370)

Net income	10,576	8,260	47,209	11,763
Net (income) / loss attributable to noncontrolling interests	(297)	(93)	(565)	62

Net income attributable to the company	10,279	8,167	46,644	11,825
Preferred stock dividends	—	(3,651)	(2,393)	(14,603)
Cost on redemption of preferred stock	—	—	(6,531)	—

Net income / (loss) available to common stockholders	$10,279	$4,516	$37,720	(2,778)

Income from continuing operations per share available to common stockholders:
Basic and diluted earnings per share	$0.05	$0.03	$0.20	$—

Loss from discontinued operations per share available to common stockholders:
Basic and diluted earnings per share	$—	$—	$—	$(0.03)

Net income / (loss) per share available to common stockholders:
Basic and diluted earnings per share	$0.05	$0.03	$0.20	$(0.03)

Weighted-average common shares outstanding:
Basic	190,664,323	152,790,669	182,043,391	152,752,086

Diluted	196,117,552	155,728,210	186,397,022	155,700,387

BIOMED REALTY TRUST, INC.

CONSOLIDATED FUNDS FROM OPERATIONS

(In thousands, except share data)

(Unaudited)

Our FFO and CFFO available to common shares and partnership and LTIP units and a reconciliation to net income / (loss) available to common stockholders for the three and twelve months ended December 31, 2013 and 2012 was as follows:

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Net income / (loss) available to common stockholders	$10,279	$4,516	$37,720	$(2,778)
Adjustments:
(Gain) / loss on sale of assets	—	—	(229)	4,552
Noncontrolling interests in operating partnership	285	86	819	(54)
Depreciation and amortization – unconsolidated partnerships	382	323	1,497	1,291
Depreciation and amortization – consolidated entities	58,781	52,963	245,000	196,844
Depreciation and amortization – discontinued operations	—	—	—	92
Depreciation and amortization – allocable to noncontrolling interest of consolidated joint ventures	(418)	(30)	(1,128)	(112)

FFO available to common shares and units – basic	$69,309	$57,858	$283,679	$199,835
Interest expense on exchangeable senior notes	1,688	1,688	6,750	6,750

FFO available to common shares and units – diluted	$70,997	$59,546	$290,429	$206,585
Acquisition-related expenses	19	22	5,282	13,077

CFFO available to common shares and units – diluted	$71,016	$59,568	$295,711	$219,662

FFO per share – diluted	$0.34	$0.36	$1.47	$1.23

CFFO per share – diluted	$0.34	$0.36	$1.49	$1.31

Weighted-average common shares and units outstanding – diluted (1)	207,969,092	167,524,738	198,193,909	167,437,187

Our AFFO available to common shares and partnership and LTIP units and a reconciliation of CFFO to AFFO for the three and twelve months ended December 31, 2013 and 2012 was as follows:

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
CFFO – diluted	$71,016	$59,568	$295,711	$219,662
Adjustments:
Recurring capital expenditures and second generation tenant improvements	(8,028)	(5,738)	(40,279)	(14,822)
Leasing commissions	(1,780)	(1,476)	(7,048)	(6,231)
Non-cash revenue adjustments	(2,573)	(3,876)	(3,812)	(7,870)
Non-cash adjustments for securities	—	—	2,825	545
Non-cash debt adjustments	2,810	3,122	12,273	11,657
Non-cash equity compensation	3,285	2,860	12,852	11,530
Cost on redemption of preferred stock	—	—	6,531	—
Depreciation included in general and administrative expenses	647	510	2,322	1,890
Share of non-cash unconsolidated partnership adjustments	18	34	113	87

AFFO available to common shares and units	$65,395	$55,004	$281,488	$216,448

AFFO per share – diluted	$0.31	$0.33	$1.42	$1.29

Weighted-average common shares and units outstanding – diluted (1)	207,969,092	167,524,738	198,193,909	167,437,187

(1)	The three and twelve months ended December 31, 2013 include 10,405,224 shares of common stock potentially issuable pursuant to the exchange feature of the exchangeable senior notes due 2030 based on the “if converted” method. The three and twelve months ended December 31, 2012 include 10,259,496 shares of common stock potentially issuable pursuant to the exchange feature of the exchangeable senior notes due 2030 based on the “if converted” method. The three months ended December 31, 2013 and 2012 include 1,446,316 and 1,537,032 shares of unvested restricted stock, respectively, which are considered anti-dilutive for purposes of calculating diluted earnings per share. The years ended December 31, 2013 and 2012 include 1,391,663 and 1,477,304 shares of unvested restricted stock, respectively, which are considered anti-dilutive for purposes of calculating diluted earnings per share.

We present funds from operations, or FFO, FFO excluding acquisition-related expenses, or CFFO, and adjusted funds from operations, or AFFO, available to common shares and partnership and LTIP units because we consider them to be important supplemental measures of our operating performance and believe they are frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO, CFFO and AFFO when reporting their results.

FFO, CFFO and AFFO are intended to exclude GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate assets diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO, CFFO and AFFO exclude depreciation and amortization unique to real estate, gains and losses from property dispositions and extraordinary items, they provide performance measures that, when compared year over year, reflect the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income. We compute FFO in accordance with standards established by the Board of Governors of the National Association of Real Estate Investment Trusts, or NAREIT. As defined by NAREIT, FFO represents net income (computed in accordance with GAAP), excluding gains (or losses) from sales of depreciable property, impairment charges on depreciable real estate, real estate related depreciation and amortization (excluding amortization of loan origination costs) and after adjustments for unconsolidated partnerships and joint ventures.

We calculate CFFO by adding acquisition-related expenses to FFO. We calculate AFFO by adding to CFFO: (a) non-cash revenues and expenses, (b) recurring capital expenditures and second generation tenant improvements and (c) leasing commissions.

Our computations may differ from the methodologies for calculating FFO, CFFO and AFFO utilized by other equity REITs and, accordingly, may not be comparable to such other REITs. Further, FFO, CFFO and AFFO do not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations, or other commitments and uncertainties. FFO, CFFO and AFFO should not be considered alternatives to net income/(loss) (computed in accordance with GAAP) as indicators of our financial performance or to cash flow from operating activities (computed in accordance with GAAP) as indicators of our liquidity, nor are they indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions. FFO, CFFO and AFFO should be considered only as supplements to net income computed in accordance with GAAP as measures of our operations.